Exhibit 99.1

STONE ENERGY CORPORATION

Provides Personnel Update

LAFAYETTE, LA. December 20, 2013

Stone Energy Corporation (NYSE: SGY) today announced the promotion of John J. Leonard to Vice President – Exploration from General Manager of Deepwater Development. Mr. Leonard, who is 54 years old, joined Stone in August 2005 as a reservoir engineer. He has served the company in several capacities, including as Chief Reservoir Engineer, Eastern GOM Asset Manager, Asset Manager GOM Shelf East, Asset Manager Conventional Shelf and Director of Reservoir Engineering, and, during his tenure, has been actively engaged with Stone’s exploration activities. Prior to joining Stone, John was employed by Object Reservoir as a Project Manager and Service Engineer, by Expro Americas as an Engineering Manager, and by Pro Tech as an Engineering Manager. John attended the United States Naval Academy and received a Bachelor’s Degree in Petroleum Engineering from The University of Southwestern Louisiana in Lafayette, Louisiana.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf oil production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.